EXHIBIT 23(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated May 8, 2001, accompanying the consolidated statements of earnings, cash flows and stockholders’ equity of Kent Electronics Corporation and Subsidiaries for the year ended March 31, 2001, which is included in the Annual Report of Avnet, Inc. and Subsidiaries on Form 10-K for the year ended June 27, 2003, which Report is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

Houston, Texas
November 5, 2003